Exhibit 99.1

Blaize Announces Restructuring Plan to Focus Resources on Core Growth Areas

SAN JOSE, Calif. – September 30, 2026 - Blaize Holdings, Inc. (Nasdaq: BZAI; BZAIW) (“Blaize” or the “Company”), a leader in programmable, energy-efficient AI computing, today announced a restructuring plan.

The restructuring plan consists primarily of a reduction in force affecting approximately 26% of the Company’s workforce, along with other operational efficiency measures. The Company expects the restructuring plan to generate annualized savings of approximately $7.5 million to $8.4 million, with resources being redirected toward higher-growth and more profitable areas of the business.

“On the second quarter earnings call, we said we would reduce operating expenses,” said Dinakar Munagala, Chief Executive Officer of Blaize. “This plan is a significant step in that direction, and it preserves the capabilities we need to execute. What we are building on is clear: our hybrid AI platform and AI Services that run on it, our autonomous systems business, and the national-scale sovereign AI programs we are pursuing. This is where our focus is now, and it is where Blaize creates the most value. The decision was difficult, and I want to acknowledge the talented colleagues who are affected by it.”

The Company expects to substantially complete the restructuring plan by December 31, 2026. Total costs and cash expenditures related to the restructuring are expected to be approximately $1.1 million to $1.3 million, substantially all of which relate to employee severance and benefits. The Company expects to incur the majority of these pre-tax charges during the third quarter of 2026.

About Blaize
Blaize delivers a programmable AI platform, purpose-built for AI inference workloads in real-world environments. Its Hybrid AI architecture combines the Blaize GSP (Graph Streaming Processor) with GPU-based infrastructure, enabling AI inference workloads to run across edge, cloud, and data center. Blaize solutions support computer vision, multimodal AI, and sensor-driven applications across smart cities, industrial automation, telecommunications, retail, logistics, and mission-critical operations. Blaize is headquartered in El Dorado Hills, California, with a presence across North America, Europe, the Middle East, and Asia. Visit www.blaize.com or follow us on LinkedIn @blaizeinc.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding the timing and scope of the restructuring plan, the amount and timing of the charges associated with the restructuring plan, the expected amount of savings resulting from the restructuring plan, and the Company’s expected use thereof; and the Company’s growth initiatives and business opportunities.

Forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances, many of which are outside the Company’s control. Actual results may differ materially from those expressed or implied by these forward-looking statements. Important factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 24, 2026, as amended on April 30, 2026, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 13, 2026. Forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update them except as required by law.

Investors Contact
IR@blaize.com

Media Contact
press@blaize.com